Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Artes Medical, Inc. for the registration of 1,948,821 shares of its common stock and to the incorporation by reference therein of our reports dated March 13, 2008, with respect to the consolidated financial statements and schedule of Artes Medical, Inc. and the effectiveness of internal control over financial reporting of Artes Medical, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Diego, California
April 22, 2008